Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES C CONVERTIBLE PREFERRED STOCK

OF

VIVOS INC

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

The undersigned, being the Chief Executive Officer of Vivos Inc, a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolution was duly adopted by unanimous written consent by the Board of Directors of the Corporation (the “Board of Directors”) on October 7, 2026, and, pursuant to authority conferred upon the Board of Directors by the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), in accordance with Section 141 of the General Corporation Law by unanimous written consent of the Board of Directors, the Board of Directors adopted resolutions eliminating the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions of the Corporation’s Series C Convertible Preferred Stock (the “Series C Preferred”). These composite resolutions eliminating the designation and relative powers, preferences, rights, qualifications, limitations and restrictions of such Series C Preferred are as follows:

WHEREAS, the Certificate of Incorporation of the Corporation, as amended from time to time, authorizes preferred stock consisting of 20,000,000 shares, par value $0.001 per share (“Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of the Corporation’s Certificate of Incorporation, to establish and fix the number of shares to be included in any series of preferred stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, effective March 27, 2019, the Board authorized the designation 5,000,000 shares of its Preferred Stock as Series C Preferred;

WHEREAS, all shares of Series C Preferred have been converted and no shares of Series C Preferred remain issued or outstanding; and

WHEREAS, the Board of Directors has determined it is advisable and in the best interest of the Corporation and its shareholders to eliminate and cancel all designation, rights, preferences and limitations of the shares of such Series C Preferred, and strike all references to such series of Preferred Stock from the books and records of the Corporation.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation, the Board of Directors hereby cancels the Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred, and eliminates such series of Preferred Stock; and

RESOLVED FURTHER, that each of the officers of the Corporation be, and each of them individually hereby is, authorized and directed to take any and all actions as such officers deem necessary and appropriate to eliminate such Series C Preferred, including to execute and file, or cause to be executed and filed, a Certificate of Elimination of the Series C Preferred Stock (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware;

RESOLVED FURTHER, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation of the Corporation, as amended, all matters set forth in the Certificate of Designation with respect to such Series C Preferred Stock, and all of the shares that were designated as Series C Preferred Stock shall be returned to the status of preferred shares of the Corporation, without designation as to series;

RESOLVED FURTHER, that the appropriate officers of the Corporation be, and each of them individually is, in accordance with the foregoing resolutions, authorized, in the name and on behalf of the Corporation, to prepare, execute and delivery any and all agreements, amendments, certificates, reports, applications, notices, instruments, schedules, statements, consents, letters or other documents with respect to the matters contemplated by the foregoing resolutions, to make any filings pursuant to federal, state or local laws, to incur any fees and expenses and to do or cause to be done any and all such other acts and things as, in the opinion of any such Authorized Officer, may be necessary, appropriate or desirable in order to comply with the applicable laws and regulations of any jurisdiction, or otherwise in order to enable the Corporation fully and promptly to carry out the purposes and intent of the foregoing resolutions and to permit the matters contemplated thereby to be lawfully consummated.

IN WITNESS WHEREOF, this Certificate of Elimination of the Series C Convertible Preferred Stock of Vivos Inc has been executed by a duly authorized officer of the Corporation on this 7th day of October, 2026.

VIVOS INC

Michael Korenko
Chief Executive Officer